Registration No. 333-02161
                                                   Rule 424(b)(2)


PRICING SUPPLEMENT No. 65 Dated April 18, 1997 (To Prospectus dated April 10, 1996)

                         $3,000,000,000
                 HOUSEHOLD  FINANCE  CORPORATION
                        Medium Term Notes
           Due Nine Months or More from Date of Issue


Principal Amount:   $70,000,000

Price to Public:    100%

Proceeds to HFC:     99.918%

Issue Date:         April 23, 1997

Stated Maturity:    April 23, 2000

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on April 21, 1997.

Interest Rate Basis:     LIBOR Telerate

Spread or Spread Multiplier:  Plus +0.08%  (+ 8 basis points)

Interest Payment Dates:  On the 23rd of January, April, July and
     October of each year, commencing July 23, 1997, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the second London Business Day prior to each Interest Payment Date.

Index Maturity:  Three months.

Agent:  Merrill Lynch & Co., as Principal.

Agent's Discount or Commission:  0.082%

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